STOCK OPTION AGREEMENT


         This STOCK OPTION AGREEMENT, dated as of June 10, 1999 (the "Agreement"), is between ACE Limited, a Cayman Islands company (the "Grantee"), and Capital Re Corporation, a Delaware corporation (the "Grantor").

         WHEREAS, Grantee, CapRe Acquisition Corp., a Delaware corporation and a wholly owned, direct subsidiary of Grantee (the "Merger Subsidiary"), and Grantor have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grantee and Grantor intend to effect a merger of Merger Subsidiary with and into Grantor (the "Merger");

         WHEREAS, as a condition and inducement to Grantee's and Merger Subsidiary's willingness to enter into the Merger Agreement, Grantee and Merger Subsidiary have requested that Grantor grant to Grantee an option to purchase up to 3,220,135 fully paid and nonassessable shares of common stock, par value $0.01 per share, of Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

         WHEREAS, in order to induce Grantee and Merger Subsidiary to enter into the Merger Agreement, and in consideration thereof, Grantor is willing to grant Grantee the Option (as defined below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1.       The Option; Adjustments.

                  (a) Subject to the other terms and conditions set forth herein, Grantor hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,220,135 fully paid and nonassessable shares of Common Stock (the "Shares") at a cash purchase price equal to $17.40 per share (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 9.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable pursuant to the Option) (the "Maximum Applicable Percentage"). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

                  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Grantor or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.


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         2. Exercise; Closing.

                  (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or part of the Option in accordance with the terms of this Agreement (each such person being referred to in this Agreement as a "Holder") may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in Section 2(d) within 180 days following the occurrence of a Triggering Event (as defined in Section 2(b)) unless prior to such Triggering Event the Effective Time (as defined in the Merger Agreement) shall have occurred. If no notice pursuant to the preceding sentence has been delivered prior thereto, the Option shall terminate upon either (i) the occurrence of the Effective Time or (ii) the close of business on the earlier of (x) the day 180 days after the date that Grantee becomes entitled to receive the Termination Fee (as defined in the Merger Agreement) under Section 8.5(b) or (c) of the Merger Agreement and (y) the date that Grantee is no longer potentially entitled to receive the Termination Fee under Section 8.5(b) or (c) of the Merger Agreement for a reason other than that Grantee has already received the Termination Fee.

                  (b) Triggering Event. A "Triggering Event" shall have occurred if the Merger Agreement is terminated and Grantee then or thereafter becomes entitled to receive the Termination Fee pursuant to Section 8.5(b) or (c) of the Merger Agreement.

                  (c) Notice of Triggering Event by Grantor. Grantor shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Grantor shall not be a condition to the right of a Holder to exercise the Option.

                  (d) Notice of Exercise by Grantee. If a Holder shall be entitled to and wishes to exercise the Option, it shall send to Grantor a written notice (the date of which is referred to in this Agreement as the "Notice Date") specifying (i) the total number of shares the Holder will purchase pursuant to such exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (a "Closing"); provided, that if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other notice, report, filing or approval is required with respect to any governmental or regulatory authority, court, agency, commission, body or other governmental entity (a "Governmental Entity") in connection with such purchase, (x) the Holder or Grantor, as required, promptly after the giving of such notice shall file the required notice, report, filing or application for approval and shall expeditiously process the same and (y) the period of time referred to in clause (ii) above shall commence on the date on which the Grantee furnishes to Grantor a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification, reporting or filing periods shall have expired or been terminated, all required approvals shall have been obtained and all requisite waiting periods shall have passed. Each of Grantee and Grantor agrees to use all commercially reasonable efforts to cooperate with and provide information to Grantor or the Holder, as the case may be, for the purpose of any required notice, report, filing or application for approval.

                  (e) Payment of Purchase Price. At each Closing, the Holder shall pay to Grantor the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Grantor; provided, that failure or refusal of Grantor to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

                  (f) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by the Holder, Grantor shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the shares of Common Stock then purchasable under this Agreement.

                  (g) Restrictive Legend. Certificates for Common Stock delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Grantor a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Grantor, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act"). In addition, such certificates shall bear any other legend as may be required by applicable law.

                  (h) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by the Holder to Grantor of a written notice of exercise referred to in Section 2(d) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Grantor shall then be closed or that certificates representing such shares of Common Stock shall not have been delivered to the Holder. Grantor shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Covenants of Grantor. In addition to its other agreements and covenants in this Agreement, Grantor agrees:

                  (a) Shares Reserved for Issuance. It will maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Grantor.

                  (b) No Avoidance. It will not avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed under this Agreement by Grantor.

                  (c) Further Assurances. Promptly after the date of this Agreement, it will take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notice, report, filing or approval with respect to any Governmental Entity is necessary under any applicable foreign or United States federal, state or local law before the Option may be exercised, cooperating fully with the Holder in preparing and processing the required applications or notices) in order to permit the Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise and to take all action necessary to protect the rights of the holder against dilution.

                  (d) Stock Exchange Listing. Subject to applicable law and the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), it will promptly file an application to list the Shares on the NYSE (to the extent they are not already listed) and will use all commercially reasonable efforts to obtain approval of such listing and to effect all necessary filings by Grantor under the HSR Act and the applicable insurance laws of each state and foreign jurisdiction; provided, however, that if it is unable to effect such listing on the NYSE by the Closing Date, it will nevertheless be obligated to deliver the Shares upon the Closing Date.

         4.       Representations and Warranties of Grantor.

                  (a) Merger Agreement. Grantor hereby makes each of the representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.5 and 4.15 of the Merger Agreement as they relate to Grantor and this Agreement, as if such representations were set forth in this Agreement.

                  (b) Shares Reserved for Issuance; Capital Stock. Grantor has taken all necessary corporate action to authorize and reserve, free from preemptive rights, and permit it to issue, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Grantor, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

                  (c) The Shares. No "fair price," "moratorium," "control share acquisition," "interested shareholder" or other form of antitakeover statute or regulation, including without limitation Section 203 of the Delaware General Corporation Law, or similar provision contained in the certificate of incorporation or by-laws of Grantor, is or shall be applicable to the acquisition of the Shares pursuant to this Agreement.

         5. Representations and Warranties of Grantee. Grantee represents and warrants to Grantor that (a) the execution and delivery of this Agreement by Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of Grantee and constitutes a valid and binding obligation of Grantee; and (b) Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

         6. Exchange; Replacement. This Agreement and the Option granted by this Agreement are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Grantor, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable at such time under this Agreement, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all stock option agreements issued in respect of this Agreement shall not exceed the Maximum Applicable Percentage. Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related Options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon (i) receipt by Grantor of evidence reasonably satisfactory to it of the loss, theft, destruction of this Agreement, or mutilation of this Agreement, (ii) receipt by Grantor of reasonably satisfactory indemnification in the case of loss, theft or destruction of this Agreement and (iii) surrender and cancellation of this Agreement in the case of mutilation, Grantor will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Grantor, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

         7. Adjustments. In addition to the adjustment to the total number of shares of Common Stock purchasable upon exercise of the Option pursuant to
Section 1(b), the total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

                  (a) In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the shares of Common Stock purchasable upon exercise of the Option if the Option had been exercised and such shares of Common Stock had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock purchasable upon exercise of the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), the number of shares so purchasable equals the Maximum Applicable Percentage of the number of shares of Common Stock issued and outstanding immediately after the consummation of such change.

                  (b) Whenever the number of shares of Common Stock purchasable upon exercise of the Option is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable after the adjustment.

         8.       Registration.

                  (a) Upon the occurrence of a Triggering Event, Grantor shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use all commercially reasonable efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Grantor may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 60 days) if in its judgment such filing would require the disclosure of material information that Grantor has a bona fide business purpose for preserving as confidential. Grantor will use all commercially reasonable efforts to cause such registration statement first to become effective as soon as practicable and then to remain effective for 270 days from the day such registration statement first becomes effective or until such earlier date as all shares registered shall have been sold by Grantee. In connection with any such registration, Grantor and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Grantor shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Grantor in respect of representations, warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements.

                  (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option.

         9.       Repurchase of Option and/or Shares.

                  (a) Repurchase; Repurchase Price. Upon the occurrence of a Triggering Event, (i) at the request of a Holder, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in
         Section 10), Grantor shall repurchase the Option from the Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice (as defined below)) multiplied by the amount by which the market/offer price (as defined below) exceeds the Option Price and
         (ii) at the request of a Holder or any person who has been a Holder (for purposes of this Section 9 only, each such person being referred to as a "Holder"), delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Grantor shall repurchase such number of Option Shares from such Holder as the Holder shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the market/offer price. The term "market/offer price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock has been made, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Grantor and (z) the highest trading price for shares of Common Stock on the NYSE (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) within the six-month period immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the highest trading price for such securities on such national securities exchange within the six-month period immediately preceding the delivery of the Repurchase Notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by an investment banking firm designated by Grantee and an investment banking firm designated by Grantor.

                  (b) Method of Repurchase. A Holder may exercise its right to require Grantor to repurchase the Option, in whole or in part, and/or any Option Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Grantor, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Grantor to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). As promptly as practicable, and in any event within two business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, Grantor shall deliver or cause to be delivered to the Holder the applicable Option Repurchase Price and/or the Option Share Repurchase Price. Any Holder shall have the right to require that the repurchase of Option Shares shall occur immediately after the exercise of all or part of the Option. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Grantor shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

                  (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Grantor is prohibited under applicable law or regulation from repurchasing the Option (or portion thereof) and/or any Option Shares subject to such Repurchase Notice (and Grantor will undertake to use all commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Grantor shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Grantor is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Grantor in writing of such prohibition, the Holder may, within five days of receipt of such notification from Grantor, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Grantor shall promptly (i) deliver to the Holder that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Grantor is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate, (A) with respect to the Option, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may give notice of exercise of the Option for 180 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

                  (d) Acquisition Transactions. In addition to any other restrictions or covenants, Grantor agrees that, in the event that a Holder delivers a Repurchase Notice, Grantor shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other person or entity, the sale of all or substantially all of the assets of Grantor or any similar disposition unless the other party or parties to such agreement or agreements agree to assume in writing Grantor's obligations under
         Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), a Holder may require such other party or parties to perform Grantor's obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of Grantor under Section 9(c).

         10. Extension of Exercise Periods. The 180-day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of the Holder to the extent necessary to avoid liability by the Holder under Section 16(b) of the Securities Exchange Act of 1934, as amended, by reason of such exercise.

         11. Limitation of Holder Profit. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $25,000,000, exclusive of any reimbursement of expenses pursuant to
Section 8.5(e) of the Merger Agreement (the "Maximum Profit"), and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Grantor for cancellation shares of Common Stock (or other securities into which such Option Shares are converted or exchanged), (3) pay cash to the Grantor or (4) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

         (b) For purposes of this Agreement, "Total Profit" shall mean: (1) the aggregate amount of (a) the excess of (x) the net cash amounts received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party within 12 months after the exercise of the Option, over (y) the Grantee's aggregate purchase price for such Option Shares (or other securities), plus (b) all amounts received by Grantee on the transfer of the Option (including pursuant to Section 9), plus (c) all amounts received by Grantee pursuant to Section 8.5(b) or (c) of the Merger Agreement (other than reimbursement in respect of Expenses), minus (2) all amounts of cash previously paid to Grantor pursuant to this Section 11 plus the value of the Option Shares (or other securities) previously delivered to the Grantor for cancellation pursuant to this Section 11.

         (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Grantor's obligation to pay, any payment provided for in Section 8.5(b) and (c) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 11(a) within 30 days of the latest of (1) the date of receipt of such payment, (2) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months after the exercise of this Option with respect to such Option Shares and (3) the date of receipt of net cash from the disposition of the Option.

         (d) For purposes of paragraph (a) of this Section and clause (b)(ii) of this Section, the value of any Option Shares delivered to the Grantor shall be the market/offer price of such Option Shares.

         12. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that, (i) Holder may assign this Agreement to a wholly-owned subsidiary of Holder and (ii) in the event that a Triggering Event shall have occurred, Grantee may assign the Option, in whole or in part. Any attempted assignment in contravention of the preceding sentence shall be null and void.

         13. Filings; Other Actions. Grantor will use all commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

         14. Specific Performance. Grantor acknowledges that if Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Grantee and/or the Holder for which money damages would not be an adequate remedy. In such event, Grantor agrees that Grantee or a Holder shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Grantee or a Holder should institute an action or proceeding seeking specific enforcement of the provisions hereof, Grantor hereby waives the claim or defense that Grantee or a Holder has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         15. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Grantor is not permitted to repurchase pursuant to Section 9, the full number of shares of Common Stock provided in Section 1(a) of this Agreement (as adjusted pursuant to Sections 1(b) and 7 of this Agreement), it is the express intention of Grantor to allow the Holder to acquire or to require Grantor to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

         16. Notice. Notices, requests, instructions, or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, in each case at the addresses of the parties set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

         If to Grantee or a Holder:

         ACE Limited
         The ACE Building
         30 Woodbourne Avenue
         Hamilton HM 08 Bermuda

         Attn:  Chief Executive Officer
         Facsimile: (441) 295-3997

         With a copy to:

         Mayer, Brown & Platt
         190 South LaSalle Street
         Chicago, Illinois 60603
         Attn: Edward S. Best, Esq.
         Facsimile: (312) 701-7711

         If to Grantor:

         Capital Re Corporation
         1325 Avenue of the Americas
         New York, New York 10019
         Attn: Alan S. Roseman
         Facsimile: 212-578-3268

         With a copy to:

         Hogan & Hartson

         111 South Calvert Street, Suite 1600
         Baltimore, Maryland 21202
         Attn: Michael J. Silver, Esq.
         Facsimile: 410-539-6981

         17. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

         18. Entire Agreement. This Agreement, the Stockholder Support Agreement (as defined in the Merger Agreement) and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, is intended to confer upon any person or entity, other than the parties to this Agreement, and their respective successors and permitted assigns, any rights or remedies under this Agreement.

         19.      Governing Law and Venue; Waiver of Jury Trial.

                  (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

         20. Captions. The Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

         21. Amendments. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         22. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         23. Public Announcement. Grantee and Grantor shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review and comment upon, any press releases or otherwise making public announcements with respect to the Option and prior to making any filings with any third party and/or Governmental Entity (as defined in the Merger Agreement) (including any national securities exchange) with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system.

         24. Survival. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.


         IN WITNESS WHEREOF, Grantee and Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                    CAPITAL RE CORPORATION

                                    By:      /s/  Jerome F. Jurschak
                                    --------------------------------------
                                    Jerome F. Jurschak
                                    Chairman and Chief Executive Officer



                                   ACE LIMITED


                                   By:      /s/  Brian Duperreault
                                   ----------------------------------------
                                   Brian Duperreault
                                   Director/Chairman of the Board